EXHIBIT 99.3

November 2, 2018

Board of Directors

Alpine Electronics, Inc.

1-7, Yukigaya-otsukamachi, Ota-ku, Tokyo, Japan

Members of the Board of Directors:

Reference is made to the Written Report delivered to you, dated September 26, 2018 (the “Report”).

We hereby consent to (1) the use of the Report to the Board of Directors of Alpine Electronics, Inc. (“Alpine”), included as Appendix L to the prospectus which forms a part of the Registration Statement on Form F-4 relating to the proposed share exchange between Alpine and Alps Electric Co., Ltd., and (2) the references to this committee and the Report in the Registration Statement and the prospectus included therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Toshikazu Nakazawa
Toshikazu Nakazawa
Committee Chair